Exhibit 99.1

Contacts:

Foundry Networks	Foundry Networks	Financial Dynamics
Chief Financial Officer	Treasurer	Investor Relations
Tim Heffner	Michael Iburg	Jason Golz
408.207.1700	408.207.1305	415.439.4532
theffner@foundrynet.com	miburg@foundrynet.com	jgolz@fd-us.com
FOUNDRY NETWORKS REPORTS SECOND QUARTER
2006 REVENUE RESULTS
     San Jose, CA — July 25, 2006 — Foundry Networks™, Inc. (Nasdaq: FDRY), today announced revenue results for its second quarter ended June 30, 2006. Because of the previously announced special committee’s investigation of the Company’s issuance of stock option grants, today’s announcement of results for the second quarter of 2006 does not include a current income statement or balance sheet or other GAAP financials for the second quarter or prior periods.
     Foundry’s revenue for the second quarter of 2006 was $108.4 million, compared to $96.6 million in the second quarter of 2005, and compared to $114.0 million in the first quarter of 2006. Revenue for the first six months of 2006 was $222.4 million, compared to $181.2 million for the first six months of 2005.
     The Company grew its cash and marketable securities balance by $30 million in the second quarter of 2006. The total value of cash and marketable securities now stands at $820 million.
     North American and European commercial revenue improved in the second quarter, representing increased demand for the Company’s newer products. Sales to the U.S. Federal Government were 13% of revenue, down from 19% of revenue in the prior quarter. Additionally, consistent with seasonal patterns, Foundry’s Japanese revenue declined from the previous quarter, representing 9% of total revenue, down from 13% in the prior quarter.
     “We are pleased to have the best first half year revenue achievement in the Company’s history,” said Bobby Johnson, President and CEO of Foundry Networks. “In addition, our business improvement in North America and Europe underscores the success of our sales force expansion efforts. Our new products continue to receive industry recognition, with our NetIron XMR router family winning Best of Show at N+I Tokyo,” concluded Johnson.
     As previously announced, a special committee of Foundry’s board of directors has been conducting a review of the Company’s practices relating to the granting of stock options. The special committee has hired independent counsel and independent accountants to conduct the investigation. The investigation is ongoing and is not complete. If any accounting errors are identified by the independent investigation, adjustments to present and previously reported financial results could be required.
     The Company intends to publish financial statements for the quarterly period ended June 30, 2006, and to file its Quarterly Report on Form 10-Q following the completion of the special committee’s review. The special committee’s review will not be completed in time for the Company to file its Quarterly Report on Form 10-Q for the second quarter ended June 30, 2006, by the SEC deadline of August 9, 2006.
Conference Call
Foundry Networks will host a conference call today to further discuss these results at 2:00 p.m. Pacific Time. The call can be accessed via a webcast at www.foundrynetworks.com. A Web replay will also be available for approximately 90 days at this same Web address.
About Foundry Networks
Foundry Networks, Inc. (Nasdaq: FDRY) is a leading provider of high-performance enterprise and service provider switching, routing, security and Web traffic management solutions including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4-7 application switches, wireless LAN and access points, access routers and Metro routers. Foundry’s over 10,000 customers include the world’s premier ISPs, Metro service providers, and enterprises including e-commerce sites, universities, entertainment, health and wellness, government, financial, and manufacturing companies. For more information about Foundry and its products, call 1.888.TURBOLAN or visit www.foundrynetworks.com.
Safe Harbor Statement
     This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. These forward-looking statements include, without limitation, statements related to Foundry’s special committee investigation, the timing of filing of reports with the SEC and the effects on Foundry’s prior financial results of any additional compensation expense required to be reported. Other forward-looking statements include statements by Mr. Johnson regarding Foundry’s sales force expansion and industry recognition of Foundry’s new products. The forward-looking statements in this press release are only predictions and are subject to a number of risks and uncertainties which could cause actual results to differ materially, including, without limitation, the difficulty of predicting quarterly financial results, our dependence on large purchases of products from certain customers/resellers, the staging and amounts of U.S. government contract awards, risks associated with international sales, competition for hiring qualified personnel, the effects of Foundry’s ongoing investigative efforts related to Foundry’s stock option grant practices, the strength of the overall economy and the high-technology market in particular, competition, product development efforts, acceptance of Foundry’s current and future products, and other factors listed in Foundry’s most recent reports on Form 10-K, 10-Q, and 8-K. Actual results could differ materially from those projected in our forward-looking statements. Foundry’s revenue results for the three months ended June 30, 2006 are not necessarily indicative of Foundry’s revenue results for any future periods. Investors should review the risk factors described in more detail in our most recent Annual Report on Form 10-K, 10-Q and other SEC reports available free of charge from Foundry at www.foundrynetworks.com or from the SEC at www.sec.gov. Any projections in this release are based on limited information currently available to Foundry. Foundry assumes no obligation to update the forward-looking statements contained in this press release.